PRESS RELEASE

JetBlue Appoints Nik Mittal to Board of Directors

NEW YORK (August 11, 2022) – JetBlue (NASDAQ: JBLU) today announced the appointment of Nik Mittal to its board of directors. The independent director appointment is effective immediately, following unanimous approval by the company’s board of directors.

Mittal is currently president and co-portfolio manager of Molecule Ventures LLC, a New York City-based environmental markets investment firm he co-founded in 2020 focused on carbon assets and carbon markets globally. He is also a partner and lead investor in Plankton Energy LLC, a community solar developer in the Northeast as well as an advisor to CleanPlanet Chemical, a solvent waste management and recycling company. Mittal was previously a firm partner at JANA Partners LLC, where he helped direct the firm’s investment research and focused on public markets investing across multiple industries for more than a decade. He began his career as an investment banking associate at Donaldson, Lufkin and Jenrette.

“With Nik’s deep expertise in capital markets and financial strategy and structures, he brings a valuable investor perspective to JetBlue’s board of directors,” said Peter Boneparth, chairman of the JetBlue board. “His track record of success throughout his career is sure to benefit JetBlue as we emerge from the pandemic with a clear commitment to returning to sustained profitability.”

“Nik is also deeply passionate about sustainability and ESG, one of the top areas of focus for JetBlue and our leadership team,” said Robin Hayes, chief executive officer, JetBlue. “I look forward to working with Nik and other members of the board as we continue to accelerate progress toward our industry leading ESG goals.”

Mittal received his bachelor’s degree from the University of North Carolina at Chapel Hill, his MBA and J.D. from New York University, and a certification in sustainable finance from Columbia University.

The appointment of Mittal brings JetBlue’s Board of Directors to 11 members, 10 of whom are independent.

About JetBlue Airways
JetBlue is New York’s Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando and San Juan. JetBlue carries customers to more than 100 destinations throughout the United States, Latin America, Caribbean, Canada and United Kingdom. For more information and the best fares, visit jetblue.com.

JetBlue Corporate Communications

Tel: +1-718-709-3089

corpcomm@jetblue.com

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